Sub-Item 77Q(1):  Exhibits

Copies of any new or amended investment advisory contracts

On September 30, 2010, the Trust and Driehaus Capital
Management LLC entered into a Letter Agreement with respect to Driehaus Select Credit Fund, amending the terms of the Investment Advisory Agreement dated September 25, 1996, as amended. A copy of the Letter Agreement is filed herewith.

On September 30, 2010, the Trust and Driehaus Capital
Management LLC entered into an Expense Limitation Agreement with respect to Driehaus Select Credit Fund. A copy of the Expense Limitation Agreement is filed herewith.